EXHIBIT 10.13

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

UPEXI PET PRODUCTS, LLC,

GA SOLUTIONS, LLC,

GERBERT DORONIN KOLTAN,

AND

ANDZEJ SAKEVIC

DATED AS OF AUGUST 12, 2022

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated August 12, 2022, by and among Upexi Pet Products, LLC, a Delaware limited liability company (“Buyer”); Grove, Inc., a Nevada corporation (“Parent” and collectively with the Buyer, the “Buyer Parties”); GA Solutions, LLC, a Delaware limited liability company (“Seller”); Gerbert Doronin Koltan, an individual residing at Liepkalnio street 10-4; Vilnius, Lithuania 02104 (“Founder 1”); Andzej Sakevic, an individual residing at Kalvariju Street 272-67, Vilnius, Lithuania 08339 (“Founder 2” and collectively with Founder 1 and the Seller, the “Owner Parties”); and Gerbert Doronin Koltan, in the capacity of the representative of the Owner Parties (“Seller’s Representative. The Buyer, the Parent, the Seller, Founder 1, and Founder 2 are collectively referred to herein as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Seller is engaged in the business of selling electronic nail grinders for dogs under the name “LuckyTail”, which is conducted through certain websites, including Amazon and luckytail.com (the “Business”);

WHEREAS, Buyer is an indirect wholly owned subsidiary of Parent;

WHEREAS, Founder 1 and Founder 2 are the “) of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“2021 Stub Period Net Revenue” is an amount equal to One Million Four Hundred Ninety-Two Thousand Three Hundred Twenty-Nine Dollars ($1,492,329).

“2022 Stub Period Advertising Expenses” means all reasonable and documented out-of-pocket costs incurred during the 2022 Stub Period promoting the entity, brands and products of the business during said period.

“2022 Stub Period Cost of Sales” means the total of all reasonable and documented out-of-pocket costs incurred during the 2022 Stub Period related to the products sold during said period.

“2022 Stub Period Fulfillment Expense” means all reasonable and documented out-of-pocket costs involved in the course of handing the products sold from receiving to distribution and any reasonable and documented out-of-pocket costs related to the return of products sold during the 2022 Stub Period.

“2022 Stub Period Net Margin” means the percentage equal to the (2022 Stub Period Revenue minus 2022 Stub Period Cost of Sales, minus 2022 Stub Period Fulfillment Expense, minus 2022 Stub Period Refunds, minus 2022 Stub Period Payment of Fees and minus 2022 Stub Period Advertising Expenses) divided by the 2022 Stub Period Revenue.

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“2022 Stub Period Net Revenue” means the 2022 Stub Period Revenue minus 2022 Stub Period Refunds, minus 2022 Stub Period Payment of Fees.

“2022 Stub Period Payment of Fees” means all reasonable and documented out-of-pocket fees paid to third party payment systems, including, but not limited to Stripe, PayPal, Braintree, etc.

“2022 Stub Period Refunds” means the total amount of money for a returned product or to a dissatisfied customer during the 2022 Stub Period.

“2022 Stub Period Revenue” means the total amount of income generated by the sale of goods or services related to the company's primary operations during the 2022 Stub Period.

“2022 Stub Period” means the period from August 1, 2022, through and including December 31, 2022.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Active Transferred Employees” has the meaning set forth in Section 6.1(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assigned Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Balance Sheet” has the meaning set forth in Section 4.4.

“Balance Sheet Date” has the meaning set forth in Section 4.4.

“Base Purchase Price” has the meaning set forth in Section 2.5.

“Base Purchase Price Final Determination” has the meaning set forth in Section 2.6(b)(vi).

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Bill of Sale” has the meaning set forth in Section 3.2(a)(iv).

“Broker” means Acquisitions Direct, Inc.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Delaware are authorized or required by Law to be closed for business.

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“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.2.

“CARES Act” means, collectively, the Coronavirus Aid, Relief and Economic Security Act, as amended from time to time, including amendments thereto enacted by the Paycheck Protection Program and Health Care Enhancement Act and the Paycheck Protection Program Flexibility Act of 2020, and any current or future rules, regulations or official interpretations of any of the foregoing.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Change of Control” means (a) the acquisition in one or more transactions by any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, of 50% or more of (i) the then outstanding equity interests of the Buyer, the Parent, or any of their parent companies, or (ii) the combined voting power of the then outstanding securities of the Buyer, the Parent, or any of their parent companies entitled to vote generally in the election of directors or managers (the “Voting Stock”); (b) the closing of a sale or other conveyance of 50% or more of the assets of the Buyer, the Parent, or any of their parent companies; or (c) the effective time of any merger, share exchange, consolidation, or other business combination involving the Buyer, the Parent, or any of their parent companies, if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not the same persons who, immediately prior to such transaction, held the Voting Stock. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Working Capital” means an amount equal to: (a) Current Assets, less (b) Current Liabilities, determined as of the open of business on the Closing Date and calculated according to GAAP.

“Closing Working Capital Statement” has the meaning set forth in Section 2.6(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 6.2(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the current assets of the Business included in Purchased Assets, calculated according to GAAP, provided, however, Current Assets shall not include any Inventory of the Business.

“Current Liabilities” means the current liabilities of the Business included in Assumed Liabilities, calculated according to GAAP.

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“Direct Claim” has the meaning set forth in Section 7.5(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

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“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agreement” means that certain Escrow Agreement by and among Buyer, Seller, and ELG, dated concurrently herewith.

“Escrow Amount” has the meaning set forth in Section 2.5(b).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(b)

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“ELG” means Ecommerce Law Group, Seller’s attorneys.

“Financial Statements” has the meaning set forth in Section 4.4.

“Fundamental Representation” has the meaning set forth in Section 7.1(c).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” of any Person means, without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current Liabilities); (c) all leases of (or other Contracts conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be accounted for as a capital lease on the balance sheet of such Person or would otherwise be disclosed as such in a note to such balance sheet; (d) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (e) all obligations of the type referred to in clauses (a) through (d) of any other Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

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“Indemnified Party” has the meaning set forth in Section 7.5.

“Indemnifying Party” has the meaning set forth in Section 7.5.

“Independent Accountant” has the meaning set forth in Section 2.6(c)(iii).

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (i) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in or necessary for the conduct of the Business as currently conducted.

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“Intellectual Property Assignments” has the meaning set forth in Section 3.2(a)(vi).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.4.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.4.

“Interim Financial Statements” has the meaning set forth in Section 4.4.

“Inventory” has the meaning set forth in Section 2.1(b).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification means the actual knowledge of any Member, and such knowledge that would reasonably be expected to have been acquired by such Persons after making due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Leases” has the meaning set forth in Section 4.10(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, incidental, indirect, special or punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to, or could reasonably be expected to have a materially adverse effect on: (a) the Business, results of operations, financial condition or assets of Seller, taken as a whole, or (b) the ability of Seller to consummate the Transactions; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Seller operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules; or (vii) any natural or man-made disaster or acts of God, including the COVID-19 virus (including any Governmental Orders requiring Sellers to temporarily cease or limit their operations); except in the cases of the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), to the extent such events, occurrences, facts, conditions or changes have or could reasonably be expected to have a disproportionate effect on the Parties as compared to other Persons engaged in the same or substantially similar business

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“Material Contracts” has the meaning set forth in Section 4.7(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Negative Post-Closing Adjustment Amount” has the meaning set forth in Section 2.6(a)(ii).

“Offset Amounts” has the meaning set forth in Section 7.7.

“Ordinary Course of Business” means ordinary course of business consistent with past practice.

“Owner Party” and “Owner Parties” has the meaning set forth in the preamble.

“Paycheck Protection Program” the Paycheck Protection Program available to certain eligible applicants pursuant to section 1102 and 1106 of the CARES Act.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.8.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Positive Post-Closing Adjustment Amount” has the meaning set forth in Section 2.6(a)(iii).

“Post-Closing Adjustment Amount” has the meaning set forth in Section 2.6(b)(ii).

“Post-Closing Tax Period” means any taxable period ending after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning on the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchase Price Allocation” has the meaning set forth in Section 2.7.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Qualified Benefit Plan” has the meaning set forth in Section 4.19(c).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Regulatory Representation” has the meaning set forth in Section 7.1(a).

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“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representation Survival Date” means the applicable survival date for any article, section, or representation and warranty in this Agreement.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.6(c)(ii). “Review Period” has the meaning set forth in Section 2.6(c)(i).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.3.

“Seller’s Representative” has the meaning set forth in the preamble.

“Statement of Objections” has the meaning set forth in Section 2.6(c)(ii).

“Tangible Personal Property” has the meaning set forth in Section 2.1(e).

“Target Closing Working Capital” has the meaning set forth in Section 2.6(a)(ii).

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, abandoned property or escheat taxes, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” shall mean a Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Total Purchase Price” has the meaning set forth in Section 2.5.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, Intellectual Property Assignments, Assignment and Assumption of Leases, the Transition Services Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

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“Transaction Expenses” means, without duplication, the aggregate amount of all out of pocket costs and expenses incurred by Seller and Member or on their behalf, in each case in connection with the transactions contemplated by this Agreement, including without limitation (a) the fees and expenses of any brokers, finders, counsel, advisors, consultants, investment bankers, accountants, data room hosting providers, auditors or experts, and (b) any sale, change in control bonus or transaction bonus to be made to any employee, director or officer of Seller that becomes payable as a result of the Closing (including the employer portion of any related payroll Taxes in connection therewith).

“Transaction Expense Amount” has the meaning set forth in Section 2.5(a).

“Transition Services Agreement” means that certain Transition Services Agreement between Buyer and Seller dated concurrently herewith.

“Transition Services Adjustment” means the product of (i) the 2022 Stub Period Net Margin, and (ii) the sum of the 2022 Stub Period Net Revenue minus the 2021 Stub Period Net Revenue.

“Transfer Taxes” means all transfer, sales, use, excise, value-added, documentary, registration, conveyancing, reporting, recording, filing, and other similar fees, taxes, and charges arising out of or in connection with the transaction to be effected pursuant to this Agreement, but, for the avoidance of doubt, shall exclude any income or franchise Taxes or other Taxes imposed on, or measured by, net income, gross receipts, or revenue or any similar Taxes.

“Transferred Employees” has the meaning set forth in Section 6.1(a).

“Union” has the meaning set forth in Section 4.20(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all inventories of dog nail grinders, regular, soft and hard heads, clippers, wooden sticks, paw soothers and similar items owned by Seller as of the Closing Date, and any such items which have been ordered by Seller but which have not been received by Seller on the Closing Date, as set forth in Section 2.1(a) of the Disclosure Schedule (collectively, the “Inventory”);

(b) all Contracts, including without limitation (a) those set forth on Section 2.1(c) of the Disclosure Schedules; and (b) all customer purchase orders outstanding as of the Closing Date for the purchase of goods or services by Seller and all unfilled orders outstanding as of the Closing Date for the sale of goods or services by Seller (the “Assigned Contracts”);

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(c) all Intellectual Property Assets;

(d) all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules;

(e) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(f) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(g) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities;

(h) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(i) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements;

(j) all telephone numbers, facsimile numbers, website domains, and social media accounts and handles of the Seller;

(k) all goodwill and the going concern value of the Business; and

(l) all other assets, properties and rights owned by Seller or in which Seller has an interest and which are not otherwise Excluded Assets.

Section 2.2 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) cash and cash equivalents;

(b) all bank accounts associated with the Business;

(c) Contracts that are not Assigned Contracts or as otherwise described on Section 2.2(c) of the Disclosure Schedules (the “Excluded Contracts”);

(d) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

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(e) all Benefit Plans and assets attributable thereto;

(f) the equity interests of the Member;

(g) the assets, properties and rights specifically set forth on Section 2.2(g) of the Disclosure Schedules;

(h) the rights which accrue or will accrue to Seller under the Transaction Documents;

(i) the cash reserve accounts held with merchant banks and other vendors;

(j) accounts receivable;

(k) furniture, fixtures, and equipment.

Section 2.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the Ordinary Course of Business, and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing, including, but not limited to, those Liabilities set forth on Section 2.3(a) of the Disclosure Schedules; and

(b) any Liabilities arising out of or relating to the Buyer’s operation of the Business or the ownership or operation of the Purchased Assets after the Closing Date.

Section 2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for (i) Taxes of Seller (or any Member or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; or (ii) Taxes that arise out of the consummation of the transactions contemplated hereby that are the responsibility of Seller pursuant to Section 6.8;

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

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(e) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller prior to the Closing Date;

(f) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller prior to the Closing Date;

(g) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(h) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(i) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(j) other than Assumed Liabilities, all trade accounts payable of Seller to third parties in connection with the Business including without limitation, those (i) which remain unpaid as of the Closing Date, regardless of whether such accounts payable are reflected on the Interim Balance Sheet Date or arose in the Ordinary Course of Business; (ii) which constitute intercompany payables owing to Affiliates of Seller; or (iii) which constitute debt, loans or credit facilities to financial institutions.

(k) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the Ordinary Course of Business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l) any Indebtedness of the Seller; and

(m) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.5 Purchase Price. The aggregate purchase price for the Purchased Assets (other than Inventory) shall be $3,000,000, subject to adjustment pursuant to Section 2.6 and Section 2.5(f) hereof (the “Base Purchase Price”), plus the assumption of the Assumed Liabilities, plus the value of the Inventory included in Purchased Assets, plus the payment of the Transitional Services Bonus (collectively with the Base Purchase Price the “Total Purchase Price”). Except as otherwise provided herein, the Total Purchase Price shall be paid as follows:

(a) The aggregate amount of the Transaction Expenses (including, ELG’s attorney fees and costs in the amount of $14,500, and Acquisitions Direct’s broker fee in the amount of $300,000) shall be paid in full to each relevant payee thereof (the “Transaction Expense Amount”); and

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(b) $2,000,000, less the Transaction Expense Amount (the “Escrow Amount”) shall be placed in escrow with ELG, to be held and distributed pursuant to the terms of the Escrow Agreement;

(c) Upon the later of (i) fifteen (15) days of the Closing Date, (ii) the release of the Escrow Amount to Seller, and (iii) the agreement of the Parties as to the value of the Inventory included in the Purchased Assets, which value shall equal the cost of sellable Inventory, Buyer shall (y) pay to Seller said value (less any commission due to Broker) via wire transfer of immediately available funds to the account designated in writing by Seller’s Representative, and (z) pay to Broker its commission on the Inventory value via wire transfer of immediately available funds to the account designated in writing by Broker;

(d) $500,000 shall be paid by Buyer to Seller via wire transfer of immediately available funds to the account designated by Seller’s Representative upon the latter of the following: (i) ninety (90) days after the Closing Date; and (ii) the release of the Escrow Amount to Seller; and

(e) $500,000 (subject to reduction pursuant to Section 2.5(f)) shall be paid by Buyer to Seller via wire transfer of immediately available funds to the account designated by Seller’s Representative upon the latter of the following: (i) one hundred eighty (180) days after the Closing Date; and (ii) the release of the Escrow Amount to Seller.

(f) At the latter of (i) January 31, 2023, and (ii) the release of the Escrow Amount to Seller: (y) if the Transition Services Adjustment (less any commission due to Broker) is a positive amount, said amount shall be paid by the Buyer to Seller via wire transfer of immediately available funds to the account designated by the Seller’s Representative; or (z) if the Transition Services Adjustment is a negative amount, said amount shall be offset against and shall reduce the amount payable by Buyer to Seller pursuant to Section 2.5(e). Concurrent with the payment of the foregoing amount, any commission due to Broker on the Transition Services Adjustment shall be paid by the Buyer to Broker via wire transfer of immediately available funds to the account designated by the Broker.

(g) Parent absolutely and unconditionally guaranties to the Seller the full and prompt payment of the Total Purchase Price when and as the components of the same shall become due and payable.

Section 2.6 Purchase Price Adjustment.

(a) Post-Closing Adjustment.

(i) Within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Seller’s Representative a statement setting forth its calculation of Closing Working Capital (the “Closing Working Capital Statement”).

(ii) If the Closing Working Capital is less than $0.0, (the “Target Closing Working Capital”) then the Base Purchase Price shall be reduced by an amount equal to the amount by which the Closing Working Capital is less than the Target Closing Working Capital (the “Negative Post-Closing Adjustment Amount”).

(iii) If the Closing Working Capital is more than the Target Closing Working Capital, then the Base Purchase Price shall be increased by an amount equal to the amount by which the Closing Working Capital exceeds the Target Closing Working Capital (the “Positive Post-Closing Adjustment Amount”).

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(b) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Buyer will provide the Seller’s Representative with reasonable access during normal business hours with at least forty-eight (48) hours prior written notice to any working papers, documents, and data from the Buyer that were used to prepare the Closing Working Capital Statement, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii) Objection. On or prior to the last day of the Review Period, Seller’s Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller’s Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment Amount, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller’s Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment Amount and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”) shall be submitted for resolution to Grant Thornton (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment Amount, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi) Upon the latter of (i) the final determination of the Post-Closing Adjustment Amount pursuant to this Section 2.6(b) (the “Base Purchase Price Final Determination”), and (ii) the release of the Escrow Amount to Seller, if such final determination results in a Negative Post-Closing Adjustment Amount, said amount shall be immediately paid by the Seller to the Buyer, and, if such final determination results in a Positive Post-Closing Adjustment Amount, said amount shall be immediately paid by the Buyer to the Seller.

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(c) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.6 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.7 Allocation of Purchase Price. Within ninety (90) days following the date of the Base Purchase Price Final Determination, Buyer shall provide the Seller’s Representative with a proposed allocation of the Base Purchase Price (including all applicable liabilities and other relevant items), prepared in accordance with the applicable principles of Section 1060 of the Code and Treasury Regulations promulgated thereto (and any similar provision of state, local or foreign Law, as appropriate) (the “Purchase Price Allocation”). The Seller’s Representative shall, within thirty (30) days after receipt of the proposed determination of the Purchase Price Allocation from the Buyer, notify the Buyer if the Seller disagrees with such proposed determination, and if the Seller’s Representative does not so notify the Buyer within such thirty (30) days, the proposed Purchase Price Allocation shall be final and binding on the Parties. If the Seller disagrees with such proposed Purchase Price Allocation, the Seller’s Representative and the Buyer shall make a good faith effort to resolve the dispute. If the Seller’s Representative and the Buyer have been unable to resolve their differences within thirty (30) days after the Buyer has been notified of the Seller’s disagreement with the proposed Purchase Price Allocation, then any remaining disputed issues shall be submitted to the Independent Accountant, who shall resolve the disagreement in the manner described in Section 2.6(b). All determinations made by the Independent Accountant will be final, conclusive and binding on the Parties. The Parties agree (i) to be bound by the Purchase Price Allocation, (ii) to act in accordance with the Purchase Price Allocation in the preparation and filing of all Tax Returns (including Internal Revenue Service Form 8594, amended returns, and claims for refund) and in the course of any Tax audit, Tax review, Tax hearing, Tax litigation, or other proceeding relating to the determination of any Tax, and (iii) to take no position and to cause their Affiliates to take no position inconsistent with the Purchase Price Allocation for Tax purposes, except as may otherwise be required pursuant to a final determination within the meaning of Section 1313(a) of the Code or any corresponding provision of state, local or foreign Law.

Section 2.8 [Reserved].

Section 2.9 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Total Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.10 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

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Section 2.11 Payment of Excluded Liabilities. After the Closing, Buyer may deliver to Seller promptly following receipt thereof any invoices Buyer receives pertaining to any Excluded Liabilities (each a “Post-Closing Invoice”, and collectively the “Post-Closing Invoices”). Upon Seller’s receipt of any such Post-Closing Invoice, Owner Parties shall promptly pay such Post-Closing Invoices in accordance with their terms and shall provide evidence of such payment to Buyer. Notwithstanding the foregoing, Buyer in its sole discretion may elect to pay any such Post-Closing Invoice with or without notice to Seller. For avoidance of doubt, any Post-Closing Invoices paid by Buyer will not constitute Assumed Liabilities of Buyer, and Buyer shall be entitled to reimbursement from the Owner Parties, jointly and severally, at the election of the Buyer: (i) in cash, or (ii) via an offset against any amounts due Seller from Buyer under this Agreement or the Transition Services Agreement.

Section 2.12 Transition Services Adjustment.

(a) Delivery of Reports.

(i) On or before the latter of (A) January 31, 2022, and (B) the release of the Escrow Amount to Seller, the Buyer shall prepare or cause to be prepared and shall deliver or cause to be delivered to the Seller a statement (the “Bonus Statement”) setting forth the 2022 Stub Period Net Revenue and, based thereon, Buyer’s calculation of the Transition Services Adjustment, if any. For purposes of complying with the terms set forth in this Section 2.12, each Party agrees to: (i) reasonably cooperate with other Parties and the Independent Accountant; (ii) make available all information, records, data and working papers reasonably requested by any other Party, or actually requested by the Independent Accountant, and (iii) permit reasonable access to its personnel who are knowledgeable about the information contained in any such information, records, data and working papers and the preparation thereof, in each case as may be reasonably required to prepare or analyze the Bonus Statement or to resolve any disputes with respect to same.

(ii) If the Seller believes that the Bonus Statement is inaccurate, was not properly prepared, or is otherwise objectionable for any reason, the Seller shall so notify the Buyer in writing by the Bonus Objection Date. Any such notice must set forth the Seller’s objections to the Bonus Statement and the Seller’s proposed revisions to the Bonus Statement. For purposes of this Agreement, “Bonus Objection Date” means the later of (i) thirty (30) days after the Seller’s receipt of the Bonus Statement or (ii) fifteen (15) Business Days after Seller’s receipt of all information or personnel access requested in accordance with Section 2.12(a)(i) to verify the Bonus Statement.

(iii) If the Seller notifies the Buyer of an objection by the Seller to the Bonus Statement, and if the Seller and the Buyer are unable to resolve such objection through good faith negotiations within fifteen (15) days after the Seller’s delivery of such notice of objection, then either the Seller or the Buyer may submit a demand to, and upon submission of such demand the Seller and the Buyer shall mutually engage and submit their dispute to, the Independent Accountant acting as an arbitrator for the final resolution of such dispute in accordance with the provisions of this Agreement. The dispute resolution provisions of Section 2.6(b) shall apply.

(iv) Upon the final determination of the Transition Services Adjustment pursuant to the terms of this Section, the Transition Services Adjustment shall be paid within three (3) Business Days of such determination pursuant to the provisions of Section 2.5(f).

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(b) From and after the Closing until and including payment in full of all amounts pursuant to this Agreement, including the Transition Services Adjustment, Parent and Buyer shall:

(i) Operate the Business in a commercially reasonable manner consistent in all material respects with the practices of the Owner Parties prior to Closing;

(ii) Not take any action or omit to take any commercially reasonable action the purpose or effect of which is to reduce the Transition Services Adjustment;

(iii) Not take any action that materially adversely impacts, or omit to take any commercially reasonable action that would enhance or improve, the ability of the Business to generate 2022 Stub Period Net Revenue following the Closing;

(iv) Maintain complete and accurate books and records that will facilitate the recording, compiling and analysis of all information relevant to the determination and calculation of the Transition Services Adjustment;

(v) Not take any action that would have the effect of, or omit to take any commercially reasonable action that would prevent, shifting revenues, billings or bookings into or out of any period from periods in which such revenues, billings or bookings would otherwise be recognized or recorded, consistent with the Owner Parties’ historic accounting practices; and

(vi) Not divert any existing business opportunities of the Business to any other person in a manner that would cause 2022 Stub Period Net Revenue to be diverted from the Business.

In the event of a breach of any of the foregoing covenants in this Section 2.12(b) or a Change in Control of the Buyer or Parent, the Transition Services Adjustment will be accelerated and any amount then accrued with be due and payable to the Seller within three (3) Business Days thereof by wire transfer of immediately available funds to the account(s) specified by the Seller in writing.

(c) During any period of time during which the Transition Services Adjustment or any other payment pursuant to this Agreement (or any portion thereof) is not fully paid when due, interest shall accrue on the unpaid portion at five percent (5%) per annum.

ARTICLE III

CLOSING

Section 3.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place electronically by the mutual exchange of facsimile or portable document format (.PDF) signatures on the date hereof (the “Closing Date”). The Closing will be effective as of 12:01 a.m. Eastern Time on the Closing Date.

Section 3.2 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) payoff letters and lien releases from each holder of Seller’s Indebtedness, specifying the amount owed to such Person and, upon such Person’s receipt of the applicable payoff amount, providing for the release of any Encumbrances upon the Purchased Assets;

(ii) payoff letters or final invoices from those third parties to whom Seller Transaction Expenses are to be paid;

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(iii) All certificates of title or origin (or similar documents), duly endorsed with respect to any of the Purchased Assets for which a certificate of title or origin is required to transfer title;

(iv) a bill of sale and assignment and assumption agreement in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer and effecting the assignment to and assumption by Buyer of the Assumed Liabilities;

(v) an assignment in form and substance satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(vi) an officer’s certificate containing an incumbency, consent resolution of the Seller approving the transactions set forth herein, a good standing certificate, and copies of the Seller’s organizational documents, in form and substance satisfactory to Buyer, executed by Seller;

(vii) the Transition Services Agreement executed by Seller

(viii) the Escrow Agreement executed by Seller; and

(ix) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Escrow Amount to ELG in accordance with Section 2.5;

(ii) the Bill of Sale duly executed by Buyer;

(iii) the Escrow Agreement duly executed by Buyer; and

(iv) the Transition Services Agreement duly executed by Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules (or, if applicable, all other representations and warranties made in any other Section, to the extent its applicability to such Section is reasonably apparent on its face), the Owner Parties jointly and severally represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof. The information contained in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information contained in the Disclosure Schedules shall be deemed to be an admission by any party hereto to any third Person of any matter whatsoever including an admission of any violation of any laws or breach of any agreement.

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Section 4.1 Organization and Qualification of Seller.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.1 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, other than any failure to be qualified, licensed or in good standing which would not reasonably be expected to have a Material Adverse Effect.

(b) The outstanding and issued equity of the Seller is owned as set forth on Section 4.1 of the Disclosure Schedules. There are no outstanding or authorized proxies, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating any Seller to admit, sell or transfer any membership or voting interest in such Seller (whether debt, equity or a combination thereof). No Seller has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for, or evidence the right to subscribe for or acquire the right to vote) with such Seller on any matter.

Section 4.2 Authority of Seller. Seller has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.3 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets; except, in all cases, as would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 4.4 Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2020 and 2021, and the related statements of income and retained earnings, equity and cash flow for the years then ended (the “Financial Statements”) are attached to Section 4.4 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP. Section 4.4 of the Disclosure Schedules sets forth all the Indebtedness of the Seller or the Business.

Section 4.5 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet, and (b) those which have been incurred in the Ordinary Course of Business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.6 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the Ordinary Course of Business consistent with past practice, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) declaration or payment of any dividends or distributions on or in respect of any of Seller’s equity or redemption, purchase or acquisition of Seller’s equity;

(c) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d) entry into any Contract that would constitute a Material Contract;

(e) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business consistent with past practice;

(f) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the Ordinary Course of Business;

(g) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(h) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

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(i) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(j) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(k) material capital expenditures which would constitute an Assumed Liability;

(l) imposition of any Encumbrance upon any of the Purchased Assets;

(m) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(n) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(o) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(p) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the Ordinary Course of Business consistent with past practice; or

(r) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.7 Material Contracts.

(a) Section 4.7(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed in Section 4.10(a) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled without penalty or without more than ninety (90) days’ notice;

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(ii) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts with any Material Customer;

(v) all Contracts with any Material Supplier;

(vi) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(viii) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(ix) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(x) all Contracts with any Governmental Authority;

(xi) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xii) all joint venture, partnership or similar Contracts;

(xiii) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xiv) all powers of attorney with respect to the Business or any Purchased Asset;

(xv) all collective bargaining agreements or Contracts with any Union;

(xvi) all customer supply chain finance agreements and factoring arrangements or agreements; and

(xvii) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.7.

(b) Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Seller’s Knowledge, threatened under any Contract included in the Purchased Assets.

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Section 4.8 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.8 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or

(e) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.9 Condition and Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.10 Real Property. Seller does not own or lease any real property.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b) Section 4.11(b) of the Disclosure Schedules lists all Intellectual Property Agreements. Seller has provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

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(c) Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d) The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(e) Seller’s rights in the Intellectual Property Assets are valid, subsisting and enforceable. Seller has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) Except as set forth on Section 4.11(g) of the Disclosure Schedules, the conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g) Except as set forth on Section 4.11(f) of the Disclosure Schedules, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller’s rights with respect to any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

Section 4.12 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business consistent with past practice and may reasonably be expected to be used and sold within one (1) year following the Closing Date. All Inventory is owned by Seller free and clear of all Encumbrances, and, except as set forth in Section 4.12 of the Disclosure Schedules, no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

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Section 4.13 [Reserved].

Section 4.14 Customers and Suppliers.

(a) Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer of the Seller who has paid an aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $25,000 for each of the two (2) most recent fiscal years and the trailing twelve (12) month period prior to the Closing Date (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) the top twenty-five (25) suppliers to whom Seller has paid consideration for goods or services rendered for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15 Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller for the years ending 2020 and 2021, and since. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.16 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. To Seller’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

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Section 4.17 Compliance With Laws; Permits.

(a) Except for as disclosed on Section 4.17 of the Disclosure Schedules, Seller has complied, and is now complying, in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

Section 4.18 Environmental Matters.

(a) The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

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(e) There are no active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

(f) There are no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets as to which Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(g) Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) To the extent in Seller’s possession or control, Seller has provided or otherwise made available to Buyer (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) Seller is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

Section 4.19 [Reserved].

Section 4.20 Employment Matters. Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

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Section 4.21 Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules:

(a) All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed (taking into account applicable extensions of time to file). Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any Taxing Authority against the Seller or with respect to the Purchased Assets that has not been paid, settled or otherwise resolved. There is no proceeding, audit or other Action now pending, proposed or, to Seller’s Knowledge, threatened against the Seller or with respect to the Purchased Assets with respect to any Taxes. There has not been, within the past five (5) calendar years, an examination or written notice of potential examination of the Tax Returns filed by or with respect to either the Seller or the Purchased Assets by any Taxing Authority.

(c) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any Taxing Authority have been fully paid.

(e) No claim has ever been made by any Taxing Authority in a jurisdiction where the Seller does not file Tax Returns that Seller or the Purchased Assets is or may be subject to taxation by that jurisdiction.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any Taxing Authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than statutory liens for current Taxes not yet due and payable).

(g) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Nor a “united States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(h) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b), and Seller is not, and has not been a party to a “listed transaction” within the meaning of Section 6707A of the Code.

(i) Seller is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and is not liable for the Taxes of any other Person as a transferee or successor, or by contract.

(j) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax or any Tax assessment or deficiency, which waiver or extension is currently in effect.

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(k) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.22 Brokers. Except for the Broker, as set forth on Section 4.22 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.23 Stimulus Funds, Etc.

(a) There are no CARES Act stimulus fund programs or other programs related to the COVID-19 pandemic in which any of the Owner Parties are participating.

(b) The Seller has not applied for or taken any Paycheck Protection Program Loan.

(c) None of the Owner Parties has deferred any Taxes under the authority of Section 2302 of the CARES Act.

Section 4.24 Full Disclosure. No representation or warranty by any Owner Party in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.25 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULES HERETO, AS THE SAME MAY BE OWNER PARTIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, STATUTORY, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION, VALUE, QUALITY, PROJECTION, FORECAST OR INFORMATION OF THE BUSINESS OR THE SELLER OR THE ASSETS OF THE BUSINESS OR THE SELLER, OR ANY PART THEREOF, AND THE OWNER PARTIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, AND ANY REPRESENTATION OR WARRANTY ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICES. OTHER THAN AS EXPRESSLY SET FORTH HEREIN, THE OWNER PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES TO THE BUYER OR ANY OF ITS AFFILIATES REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OR THE PURCHASED ASSETS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

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Section 5.2 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.3 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.5 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.6 Buyer’s Investigation and Reliance. ARTICLE VITHE BUYER IS A SOPHISTICATED PURCHASER AND HAS MADE ITS OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS REGARDING THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED HEREBY, WHICH INVESTIGATION, REVIEW AND ANALYSIS WERE CONDUCTED BY THE BUYER TOGETHER WITH EXPERT ADVISORS THAT IT HAS ENGAGED FOR SUCH PURPOSE. THE BUYER HAS BEEN PROVIDED WITH FULL AND COMPLETE ACCESS TO THE REPRESENTATIVES, PROPERTIES, OFFICES, AND OTHER FACILITIES, BOOKS AND RECORDS OF THE SELLER AND OTHER INFORMATION THAT THEY HAVE REQUESTED IN CONNECTION WITH THEIR INVESTIGATION OF THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED HEREBY. THE BUYER IS NOT RELYING ON ANY STATEMENT, REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, EXPRESS OR IMPLIED, MADE BY ANY OWNER PARTY, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV, THE DISCLOSURE SCHEDULES, AND THE OTHER TRANSACTION DOCUMENTS. NO OWNER PARTY IS MAKING, DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY ESTIMATES, PROJECTIONS OR FORECASTS INVOLVING THE BUSINESS. THE BUYER ACKNOWLEDGES THAT THERE ARE INHERENT UNCERTAINTIES IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS, AND FORECASTS AND THAT IT TAKES FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ANY SUCH ESTIMATES, PROJECTIONS, OR FORECASTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING ANY SUCH ESTIMATES, PROJECTIONS AND FORECASTS). THE BUYER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, THE BUYER SHALL ACQUIRE THE PURCHASED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THEIR RESPECTIVE ASSETS, ON AN “AS IS” AND “WHERE IS” BASIS, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV AND THE DISCLOSURESCHEDULES.

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ARTICLE VI

COVENANTS

Section 6.1 [Reserved].

Section 6.2 Confidentiality. Without the prior written consent of Buyer, none of the Owner Parties, directly or indirectly, shall disclose (and will direct its representatives not to disclose) any Confidential Information. The term “Confidential Information” means any information of or relating to the Buyer, the Seller, the Purchased Assets or the Assumed Liabilities not generally known to the public (other than as a result of disclosure in violation of this Agreement) in spoken, printed, electronic or any other form or medium, including, but not limited to, business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, Contracts, transactions, potential transactions, know-how, trade secrets, databases, manuals, records, supplier information, financial information, accounting information, legal information, marketing information, pricing information, payroll information, personnel information, patient information, patient lists and supplier lists.

Section 6.3 Non-competition; Non-solicitation.

(a) In consideration for, and as a necessary condition of the sale and contribution of the Assets, and to assure that Buyer will realize the benefits of the acquisition of the Assets, Owner Parties in their capacities as sellers or contributors of the Assets and not as employees and Buyer acknowledges and agree that the covenants in this Section are necessary to protect the legitimate business interests of Buyer, are reasonable with respect to duration, geographical area, and proscription and will not prevent Owner Parties from practicing his, her or its profession or earning a living. Therefore, the Owner Parties agree that for a period of five (5) years following the Closing Date, none of Owner Parties nor any of their respective Affiliates shall, directly or indirectly:

(b) Engage in or participate in or be involved in any capacity, or own any shares or interests in, manage, operate, control, finance, Contract with, or be employed or engaged by or associated with, serve in any capacity or provide services or advice nor lend or permit their name to be used in connection with any business, enterprise, facility or other Person that participates in (a) any business that engages in the Business; or (b) any business that deals in any of the products and services sold, manufactured, or distributed by the Business as of the Closing, within North America or anywhere else worldwide in which the Buyer engages in such Competitive Businesses Activities. For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). Ownership of five percent (5%) or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be a violation of this Section 6.3.

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(c) Solicit, or induce or attempt to solicit or induce any person, who at such time is or, at any time during the five (5) year period immediately preceding such solicitation, inducement, or attempt, was an employee, independent contractor, or agent of Buyer or any Owner Party (each, a “Protected Party”), to terminate his, her, or its employment or other relationship with such Protected Party or otherwise interfere with such employment or other relationship, or directly or indirectly employ, hire, provide work to, or retain the services of any such person;

(d) Solicit or induce or attempt to solicit or induce any Person, who is or was a customer, supplier, vendor, distributor, or other business relation of any Protected Party, to cease, reduce, or adversely modify its manner of, doing business with such Protected Party, or in any way adversely interfere with the relationship between any supplier, vendor, distributor or other business relation, on the one hand, and such Protected Party, on the other hand.

(e) If any provision contained in this Section 6.3 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 6.3, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

Section 6.4 Mutual Non-Disparagement. Each of the Parties, together with their respective Affiliates, agents and representatives, shall not, directly or indirectly, publish on any medium (including any social media platform or internet site) or communicate to any person or entity any disparaging remarks, comments, or statements (including any false remarks, comments, or statements) which impugn the character, honesty, or integrity of any other Party or their respective affiliates, successors, or assigns, or any of their respective members, shareholders, directors, officers, employees, professionals, or agents, or (b) take any action that would tend to diminish the value of the Assets or the Business on and after the Closing Date or that would interfere with the business of any of the Parties to be engaged in on and after the Closing Date.

Section 6.5 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), none of the Owner Parties shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Buyer.

Section 6.6 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

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Section 6.7 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any accounts receivable pertaining to the post-Closing period or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any accounts receivable pertaining to the pre-Closing period or any other Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

Section 6.8 Tax Matters.

(a) Transfer Taxes. Seller shall be responsible for, and shall pay, all Transfer Taxes resulting from the transactions contemplated by this Agreement (other than any state sales tax which Seller and Buyer shall divide evenly and pay). Buyer and Seller shall (and Owner Parties shall cause Seller to) cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable Laws in connection with the payment of any such Taxes described in the immediately preceding sentence. Buyer and Seller shall (and Owner Parties shall cause Seller to) cooperate in providing each other with appropriate resale exemption certification and other similar tax and fee documentation.

(b) Cooperation. Buyer and Seller shall (and Owner Parties shall cause Seller to) cooperate fully with, and as and to the extent reasonably requested by, the other in connection with the preparation and filing of any Tax Return, statement, report or form or any audit, litigation or other similar proceeding with respect to Taxes. Such cooperation shall include the retention of all Tax Returns (including supporting work papers) and (upon request) the provision of records and information which are reasonably relevant to any such audit, litigation or similar proceeding or any tax planning. Seller shall (and Owner Parties shall cause Seller to) (i) retain for the period required by applicable Law all Tax Returns and other records with respect to Tax matters pertinent to Seller relating to any taxable period or portion thereof ending prior to the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) give Buyer reasonable written notice prior to destroying or discarding any such records and in such case, if Buyer so requests, allow Buyer to take possession of such Tax Returns and other records.

(c) Proration of Taxes. All ad valorem personal property and similar Taxes, if any, relating to the Purchased Assets which shall have accrued and become payable prior to the Closing Date shall be paid by Seller. All such Taxes relating to periods beginning before and ending after the Closing Date (without regard to the lien, status or assessment date) shall be prorated between Buyer and Sellers by multiplying the amount of the tax attributable to the period encompassing the Closing Date by a fraction, the numerator of which is the number of days in the portion of the period and the denominator of which is the total number of days in the entire period.

Section 6.9 Name Change. Seller hereby acknowledges that following the Closing, it shall have no rights in the name “LuckyTail”. Except in connection with routine corporate filings and preparation of Tax returns, Seller shall not conduct business under the foregoing name or otherwise use any similar words that would raise a reasonable likelihood of confusion with such term for any purpose.

Section 6.10 Prorations. Utilities, rents, payments to vendors (other than with respect to Inventory), and other expenses related to the operation of the Business for periods within which the Closing Date falls, if any, will be prorated between Seller on the one hand, and Buyer on the other hand, as of the Closing Date. The parties will settle such expenses as mutually agreed upon, either as of, or as soon as reasonably practicable following the Closing Date, with Seller bearing the portion of such expenses allocable to all periods ending on or before the Closing Date, and Buyer bearing the portion of such expenses allocable to all periods following the Closing Date.

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Section 6.11 Post Closing Covenants. On or before the date that is sixty (60) days after the Closing Date, Seller shall (i) effectuate the transfer to Buyer of all accounts, websites and other assets, set forth on Section 6.11 of the Disclosure Schedules, and (ii) execute and deliver to Buyer any transfer or assignment agreements reasonably requested by Buyer to effectuate the transfer of Seller’s Intellectual Property Assets to Buyer.

Section 6.12 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival. Notwithstanding the Closing of the transactions under this Agreement, the articles, sections, and representations and warranties in this Agreement and in any certificate, instrument or writing delivered by the Buyer or the Owner Parties at the Closing shall survive the Closing as follows:

(a) The representations and warranties in Section 4.21 (Taxes) and Section 4.19 (Employee Benefit Matters) (each a “Regulatory Representation”) will survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations with respect to the underlying claim;

(b) The representations and warranties in Section 4.1 (Organization and Qualification of Seller), Section 4.2 (Authority of Seller), Section 4.3 (No Conflicts; Consents), Section 4.8 (Title to Purchased Assets), Section 4.22 (Brokers), Section 5.1 (Organization of Buyer), Section 5.2 (Authority of Buyer), Section 5.3 (No Conflicts; Consents), and Section 5.4 (Brokers) shall survive indefinitely (each a “Fundamental Representation”); and

(c) All other representations and warranties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall remain in full force and effect until the date that is twelve (12) months after the Closing Date.

If a Party hereto gives notice of a breach or potential breach prior to Representation Survival Date, the Representation Survival Date for such claim shall be deemed extended until the final resolution of all claims related thereto. No proceeding arising out of, resulting from or in connection with the breach of any article, section, representation or warranty contained in this Agreement may be made by any Party hereto unless notice of such proceeding is given to the applicable Party prior to the applicable Representation Survival Date. All covenants and agreements of the Parties contained in this Agreement shall survive the Closing until fully performed or for the period explicitly specified therein. Notwithstanding anything to the contrary set forth in this Agreement, the rights and remedies under this Section 7.1 with respect to any proceeding for which written notice has been given prior to the applicable Representation Survival Date will survive until such proceeding has been resolved.

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Section 7.2 Indemnification By Owner Parties. Subject to the other terms and conditions of this Article VII, Owner Parties, jointly and severally, shall indemnify and defend Buyer and each of its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of any of the Owner Parties contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of any of the Owner Parties pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any of the Owner Parties pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of any of the Owner Parties pursuant to this Agreement;

(c) any (i) Taxes related to a Pre-Closing Tax Period, (ii) Taxes attributable to periods beginning before and ending after the Closing Date apportioned to the Seller under this Agreement, and (iii) Transfer Taxes owed by an Owner Party;

(d) any Excluded Asset or any Excluded Liability; or

(e) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 7.3 Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer and Parent, jointly and severally, shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the other Transaction Documents, or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of any of Buyer pursuant to this Agreement;

(c) any Assumed Liability;

(d) any (i) Taxes related to a Post-Closing Tax Period, and (ii) Taxes attributable to periods beginning before and ending after the Closing Date apportioned to the Buyer under this Agreement; or

(e) the Buyer’s operation of the Business, the Purchased Assets or any claim for services rendered by the Buyer or any Affiliates of Buyer from and after the Closing.

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Section 7.4 [Reserved].

Section 7.5 Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is any one or more of the Owner Parties, such Indemnifying Party(ies) shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.6) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within thirty (30) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail. The Indemnifying Party shall have fifteen (15) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such fifteen (15) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.6 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final adjudication and including the date such payment has been made at a rate per annum equal to five (5%) percent.

Section 7.7 Remedies; Right of Set Off. In addition to any other rights and remedies available to Buyer Indemnitees under applicable law, if Buyer Indemnitees have a right to indemnification under this Article VII, then Buyer Indemnitees may recover their undisputed Losses (the “Offset Amounts”) from and against any payments which may become due to Seller from Buyer under this Agreement or the Transition Services Agreement. The amount of any Losses that are disputed in good faith by Seller shall be placed into third-party escrow until such Losses are agreed to by the Seller or finally adjudicated to be payable pursuant to this Article VII.

Section 7.8 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.9 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

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Section 7.10 Exclusive Remedy. Other than claims for fraud or willful misconduct, the indemnification provisions of this Article VII shall be the sole and exclusive remedy of the Indemnified Parties and their respective Affiliates with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement, whether sounding in contract, tort, fraud, or otherwise. Without limiting the generality of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement. Each of the Parties hereto, on behalf of itself and its equity owners, directors, managers, officers, employees, and Affiliates, agrees not to bring any actions or proceedings, at Law, equity or otherwise, against any other Party or its and its equity owners, directors, managers, officers, employees, and Affiliates, in respect of any breach or alleged breach of any representation, warranty, covenant and agreement in this Agreement, except pursuant to the express provisions of this Article VII. Notwithstanding the foregoing restrictions, each Party to this Agreement shall be entitled to bring an action for injunctive or other equitable relief to enforce the terms of this Agreement, including specific performance, and no limitation or condition of liability provided in this Article VII shall apply to any claim arising from fraud or criminal misconduct by a Party.

Section 7.11 Buyer Knowledge. Notwithstanding anything to the contrary elsewhere in this Agreement, the Owner Parties shall not be liable under this Agreement for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Owner Parties contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

Section 7.12 Insurance Proceeds and Other Recoveries. The amount of Losses recoverable by an Indemnified Party pursuant to this Article VII with respect to an indemnity claim shall be reduced by the amount of insurance proceeds or other amounts actually recovered by such Indemnified Party with respect to the Losses to which such indemnity claim relates, net of any expenses related to the receipt of such payment, including retrospective premium adjustments, if any, occasioned by such Losses; provided, that this Section 7.12 shall not be construed to require any Person to obtain any insurance coverage or to make a claim under any insurance coverage.

Section 7.13 Cooperation and Mitigation. The Indemnifying Party and the Indemnified Party shall reasonably cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making all reasonable best efforts to mitigate or resolve any such claim or liability. In the event that an Indemnified Party fails to make such reasonable best efforts to mitigate or resolve any such claim or liability, then notwithstanding anything else to the contrary contained herein, the Indemnifying Party shall not be required to indemnify the Indemnified Party for any Losses that would reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

Section 7.14 Limitations on Indemnification.

(a) The Buyer Indemnitees shall have no right to recover any amounts pursuant to Section 7.2 until the total amount of such Losses incurred by the Buyer Indemnitees, in the aggregate, exceeds $20,000 (the “Deductible”), in which case the Buyer Indemnitees will be entitled to recover Losses in excess of the Deductible; provided, however, the Deductible shall apply not in the case of fraud or intentional misrepresentation.

(b) The aggregate liability of the Owner Parties for Losses under Section 7.2(a) shall not exceed $650,000 (the “Standard Cap”); provided, however, the foregoing Standard Cap shall not apply to a breach of the Fundamental Representations or in the case of fraud or intentional misrepresentation. The aggregate liability of the Owner Parties under Section 7.2, including for Losses in respect of a breach of a Fundamental Representations, shall not exceed the Purchase Price (the “Indemnification Cap”); provided, however, the foregoing Indemnification Cap shall not apply in the case of fraud or intentional misrepresentation.

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ARTICLE VIII

MISCELLANEOUS

Section 8.1 Termination. In addition to any other rights and remedies of Buyer under this Agreement or applicable law, in the event Seller fails to satisfy the covenant set forth in Section 6.11, Buyer may, by written notice to Seller, void this Agreement and all other Transaction Documents ab initio, in which case the Parties shall use their best efforts to promptly unwind all transactions set forth in this Agreement and the other Transaction Documents so as to put the Parties in the position the Parties were in prior to the Closing of the transactions set forth in this Agreement and the other Transaction Documents.

Section 8.2 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.3 Specific Performance. The Parties agree that irreparable damage would occur if any provision of Section 6.2, Section 6.3, or Section 6.4 of this Agreement were not performed in accordance with the terms thereof and that the Parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the provisions of, in addition to any other remedy to which they are entitled at law or in equity. In particular, the Parties acknowledge that Buyer’s operation of the Business is unique and recognize and affirm that in the event any Party breaches Section 6.2, Section 6.3, or Section 6.4, money damages could be inadequate and the other Parties could have no adequate remedy at law, so that the non-breaching Parties shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the other parties hereunder not only by action for damages, but also by action for specific performance, injunctive, and/or other equitable relief.

Section 8.4 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.4):

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If to Seller or Seller’s Representative:	Paneriu Street 39 Vilnius, Lithuania 03202 E-mail: Attention: Gerbert Doronin Koltan
with a copy to:	ECOMMERCE LAW GROUP Facsimile: E-mail: Attention: Pinky Herao or Amelia Rendeiro Las Heras
If to Buyer or Parent:	17129 US Hwy 19 N Clearwater, FL 33760 E-mail: Attention: Andrew Norstrud, Chief Financial Officer
Dickinson Wright PLLC 350 East Las Olas Blvd., Ste. 1750 Ft. Lauderdale, FL 33301 E-mail: Attention: Clint J. Gage

Section 8.5 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.6 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.7 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 8.8 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.9 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the Owner Parties may assign its rights or obligations hereunder without the prior written consent of the Buyer.

Section 8.10 No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 8.11 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.12 Governing Law; Arbitration.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction)

(b) The Parties will submit all disputes arising under this agreement to arbitration in London, England, before a single arbitrator of the American Arbitration Association (“AAA”). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the Parties. No Party will challenge the jurisdiction or venue provisions as provided in this Section. Nothing contained herein shall effect either Party’s right to seek and/or enforce equitable remedies, including, without limitation, injunctive relief, under this Agreement.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

UPEXI PET PRODUCTS, LLC,
a Delaware limited liability company

By:
Name:	Andrew Norstrud
Title:	Chief Financial Officer

OWNER PARTIES:

GA SOLUTIONS LLC, a Delaware limited liability company

By:
Name:	Gerbert Doronin Koltan
Title:	President

Gerbert Doronin Koltan, individually

Andzej Sakevic, individually

SELLER’S REPRESENTATIVE:

Gerbert Doronin Koltan

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